Exhibit 10.1

SCQC Agricultural Co. Limited

EQUITY TRANSFER AGREEMENT

Transferor (hereinafter referred to as “Party A”): YCWB Agricultural Technology Co. Limited

Transferee (hereinafter referred to as “Party B”): Chenjiang Zhang

Through friendly consultation and adhering to the principles of equality and voluntariness, Party A and Party B have reached the following agreement regarding the transfer of equity held by Party A in SCQC Agricultural Co. Limited, in accordance with the relevant provisions of the Company Law of the People’s Republic of China (中华人民共和国公司法), the General Principles of Civil Law of the People’s Republic of China (中华人民共和国民法通则), and the Contract Law of the People’s Republic of China (中华人民共和国合同法):

Party A hereby transfers all of its equity holdings in SCQC Agricultural Co. Limited, which has a registered capital of RMB 40 million (representing 100% of the company’s registered capital) (non-state-owned equity), to Party B at a price of zero Chinese yuan in a one-time transfer; Party B voluntarily accepts this transfer.

Party A guarantees that it has the right to transfer the equity interests in SCQC Agricultural Co. Limited, representing 100% of the company’s registered capital of RMB 40 million, and that there are no defects in rights, pledges, or guarantees associated with such equity, and that the transfer is genuine, lawful, and valid.

This agreement shall take effect from the date of signing by both parties.

This agreement is executed in five copies: one copy each for Party A and Party B, one copy to be kept by Sichuan Huayi Tongchuang Engineering Consulting Co., Ltd. (四川华颐瞳创工程咨询有限公司), one copy to be submitted to the industrial and commercial registration authority for change registration filing, and one copy to be submitted to the tax registration authority for change registration filing.

Transferor: ________________	Transferee: ________________

April 17, 2025